Consent of Independent Registered Public Accounting Firm

Townsquare Media, Inc.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205366) of Townsquare Media, Inc. of our reports dated June 9, 2020, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Townsquare Media, Inc.’s internal control over financial reporting, which appear in in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Townsquare Media, Inc.’s internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP

New York, New York
June 9, 2020